Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

THIRD-QUARTER 2006 EARNINGS

Company reports strong same-store sales and

earnings growth

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA – October 12, 2006

Results From Operations

Safeway Inc. today reported net income of $173.5 million ($0.39 per diluted share) for the third quarter ended September 9, 2006.

Net income was $122.5 million ($0.27 per diluted share) for the third quarter of 2005. Net income in the third quarter of 2005 was reduced by $0.08 per diluted share due to an impairment charge in Texas and $0.03 per diluted share due to an employee buyout charge in Northern California. Net income in the third quarter of 2005 was increased by $0.06 per diluted share due to the favorable resolution of various tax issues.

Sales and Other Revenue

Total sales increased 5.3% to $9.4 billion in the third quarter of 2006 from $8.9 billion in the third quarter of 2005. Contributions from Lifestyle stores, strong perishable and non-perishable performance and increased fuel sales drove this increase. Identical-store sales increased 5.0% for the third quarter of 2006. Excluding fuel sales, identical-store sales increased 3.7%.

“We had another good quarter with strong sales and operating expense leverage,” said Steve Burd, Chairman, President and CEO. “We continue to execute on our strategy and are delivering the improved results we expected.”

Gross Profit

Gross profit margin declined 28 basis points to 28.30% of sales in the third quarter of 2006 compared to 28.58% in the third quarter of 2005. Higher fuel sales (which have a lower gross margin) reduced gross profit margin by 19 basis points. The remaining 9 basis point decline is largely the result of investments in price and advertising, partly offset by improvement in shrink.

Operating and Administrative Expense

Operating and administrative expense declined to 24.54% of sales in the third quarter of 2006 from 25.90% in 2005.

Operating and administrative expense in 2005 included a $54.7 million pre-tax impairment charge in Texas and a $21.9 million pre-tax employee buyout charge. Excluding these items, operating and administrative expense in 2006 improved 50 basis points. This improvement is primarily due to increased sales and lower employee costs as a percentage of sales.

Interest Expense

Interest expense was $90.0 million in the third quarter of 2006, down slightly from $93.5 million in the third quarter of 2005. Indebtedness was lower in the third quarter of 2006 compared to 2005, while average interest rates were higher.

Income Tax Expense

Income tax expense was $101.8 million, or 37.0% of pre-tax income, in the third quarter of 2006 compared to 19.4% in the third quarter of 2005.

Safeway’s effective tax rate in 2005 was lower due to $17 million of tax benefits associated with the repatriation of earnings from Safeway’s Canadian subsidiary and to the favorable resolution of various tax issues totaling $10 million. The total benefit of these tax items was $0.06 per diluted share.

36-Week Results

Net income for the first 36 weeks of 2006 was $562.6 million ($1.25 per diluted share) compared to $387.7 million ($0.86 per diluted share) for the first 36 weeks of 2005. The gross profit margin was 28.68% in 2006 compared to 28.84% in 2005. Operating and administrative expense was 24.87% of sales in 2006 compared to 25.67% of sales in 2005.

Stock Repurchase

During the third quarter of 2006, Safeway purchased 2.4 million shares of its common stock at an average price of $29.36 per share, and a total cost of $71.8 million (including commissions). The remaining board authorization for stock repurchases is approximately $354 million.

Capital Expenditures

Safeway invested $1.1 billion in capital expenditures in the first 36 weeks of 2006. The company opened 9 new Lifestyle stores and completed 149 Lifestyle remodels. For the year, the company expects to spend approximately $1.65 billion in capital expenditures and open approximately 20 new Lifestyle stores and complete approximately 275 Lifestyle remodels.

Cash Flow

Net cash flow from operating activities was $1,453.6 million in the first 36 weeks of 2006 compared to $1,287.4 million in the first 36 weeks of 2005, primarily because of higher net income.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, was $1,097.6 million for the first 36 weeks of 2006 compared to $835.7 million in 2005. The company incurred higher costs for purchases of land and buildings in the first quarter of 2006. In addition, a portion of the costs associated with the large number of Lifestyle projects completed late in the fourth quarter of 2005 was paid in the first quarter of 2006.

Financing activities used cash flow of $398.0 million in the first 36 weeks of 2006 compared to $386.9 million in 2005. The income tax refund related to prior years’ debt refinancing was offset by pay down of long-term borrowings, stock repurchases and dividends paid.

Guidance

Safeway is comfortable with the 2006 consensus earnings estimate of $1.72 per diluted share. The company reconfirms free cash flow guidance in the range of $400 million to $600 million. The earnings and cash flow guidance include any employee buyouts but exclude the impact of the favorable tax settlement. The company is adjusting guidance for non-fuel identical-store sales from 3.0% to a range of 3.1% to 3.3% for the year.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,767 stores in the United States and Canada and had annual sales of $38.4 billion in 2005. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing third-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PDT October 12, 2006. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, identical-store sales, capital expenditures, free cash flow, financial and operating results, and Lifestyle stores. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including consumer spending levels, currency valuations, population, employment and job growth in our markets; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our efforts to revitalize corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our programs to improve capital management; results of any on-going litigation in which we are involved or any litigation in which we may become involved; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; legislative, regulatory, tax or judicial developments; the cost and stability of fuel, energy and other power sources; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions; performance in new business ventures or other opportunities that we pursue; the capital investment in and financial results from our Lifestyle stores; the rate of return on our pension assets; and the availability and terms of financing. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended		36 Weeks Ended
	September 9, 2006	September 10, 2005	September 9, 2006	September 10, 2005
Sales and other revenue	$9,419.8	$8,945.5	$27,681.5	$26,369.9
Cost of goods sold	(6,753.7)	(6,388.9)	(19,742.6)	(18,763.9)

Gross profit	2,666.1	2,556.6	7,938.9	7,606.0

Operating and administrative expense	(2,312.0)	(2,316.9)	(6,884.9)	(6,768.5)

Operating profit	354.1	239.7	1,054.0	837.5

Interest expense	(90.0)	(93.5)	(274.6)	(278.3)

Other income, net	11.2	5.7	25.4	21.8

Income before income taxes	275.3	151.9	804.8	581.0

Income tax expense	(101.8)	(29.4)	(242.2)	(193.3)

Net income	$173.5	$122.5	$562.6	$387.7

Basic earnings per share	$0.39	$0.27	$1.26	$0.87

Diluted earnings per share	$0.39	$0.27	$1.25	$0.86

Weighted average shares outstanding:
Basic	443.8	448.1	446.8	447.5

Diluted	447.0	451.6	449.0	450.0

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per share amounts)

(Unaudited)

	September 9, 2006	Year-end 2005
ASSETS

Current assets:
Cash and equivalents	$332.1	$373.3
Receivables	365.9	350.6
Merchandise inventories	2,622.5	2,766.0
Other current assets	230.5	212.5

Total current assets	3,551.0	3,702.4

Property	17,139.7	16,128.8
Less accumulated depreciation and amortization	(7,654.6)	(7,031.7)

Total property, net	9,485.1	9,097.1

Goodwill	2,403.7	2,402.4
Prepaid pension costs	144.2	179.4
Investment in unconsolidated affiliate	223.7	201.8
Other assets	171.5	173.8

Total assets	$15,979.2	$15,756.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$544.5	$714.2
Current obligations under capital leases	42.5	39.1
Accounts payable	2,127.9	2,151.5
Accrued salaries and wages	429.6	526.1
Other accrued liabilities	934.8	833.0

Total current liabilities	4,079.3	4,263.9

Long-term debt:
Notes and debentures	4,739.9	4,961.2
Obligations under capital leases	620.1	644.1

Total long-term debt	5,360.0	5,605.3

Deferred income taxes	222.8	223.1
Accrued claims and other liabilities	749.2	744.9

Total liabilities	10,411.3	10,837.2

Stockholders’ equity:
Common stock: par value $0.01 per share; 1,500 shares authorized; 581.7 and 580.1 shares outstanding	5.8	5.8
Additional paid-in capital	3,775.0	3,445.1
Accumulated other comprehensive income	207.7	172.8
Retained earnings	5,660.9	5,171.7

	9,649.4	8,795.4
Less: Treasury stock at cost; 138.7 and 130.7 shares	(4,081.5)	(3,875.7)

Total stockholders’ equity	5,567.9	4,919.7

Total liabilities and stockholders’ equity	$15,979.2	$15,756.9

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	36 Weeks Ended
	September 9, 2006	September 10, 2005
OPERATING ACTIVITIES
Net income	$562.6	$387.7
Reconciliation to net cash flow from operating activities:
Property impairment charges	26.4	70.4
Stock option expense	34.7	42.9
Depreciation expense	673.6	636.5
Deferred income tax	—	(67.0)
LIFO expense	6.9	6.9
Equity in earnings of unconsolidated affiliates, net	(14.0)	(6.8)
Net pension expense	55.1	80.3
Gain on property retirements and lease exit costs	(14.0)	(13.1)
Increase in accrued claims and other liabilities	49.4	32.3
Other	(10.0)	0.6
Change in working capital items:
Receivables and prepaid expenses	(32.3)	18.9
Inventories at FIFO cost	148.3	78.9
Income taxes	112.0	(127.4)
Payables and accruals	(145.1)	146.3

Net cash flow from operating activities	1,453.6	1,287.4

INVESTING ACTIVITIES
Cash paid for property additions	(1,111.6)	(855.5)
Proceeds from sale of property	62.7	45.4
Other	(48.7)	(25.6)

Net cash flow used by investing activities	(1,097.6)	(835.7)

FINANCING ACTIVITIES
Payments on short-term borrowings, net	—	(10.8)
Additions to long-term borrowings	995.5	151.0
Payments on long-term borrowings	(1,423.8)	(517.0)
Net proceeds from exercise of stock options	31.7	14.2
Repurchase of common stock	(193.1)	—
Dividends paid	(70.6)	(22.4)
Income tax refund related to prior years’ debt financing	259.2	—
Other	3.1	(1.9)

Net cash flow used by financing activities	(398.0)	(386.9)

Effect of changes in exchange rates on cash	0.8	3.9

(Decrease) increase in cash and equivalents	(41.2)	68.7

CASH AND EQUIVALENTS
Beginning of period	373.3	266.8

End of period	$332.1	$335.5

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	12 Weeks Ended		36 Weeks Ended
	September 9, 2006	September 10, 2005	September 9, 2006	September 10, 2005
Cash capital expenditures	$370.3	$340.4	$1,111.6	$855.5
Stores opened	4	5	9	13
Stores closed	7	6	17	15
Lifestyle remodels completed	69	73	149	156
Lifestyle remodel grand openings	69	75	170	159
Stores at end of period	1,767	1,800
Square footage (in millions)	80.8	82.2

Fuel sales	$796.7	$669.6	$2,154.1	$1,790.7
Number of fuel stations at end of period	325	325

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters September 9, 2006		A Year Ended December 31, 2005	B 36 Weeks Ended September 9, 2006	C 36 Weeks Ended September 10, 2005
Net income	$736.0		$561.1	$562.6	$387.7
Add (subtract):
Income taxes	336.8		287.9	242.2	193.3
Interest expense	398.9		402.6	274.6	278.3
Depreciation	969.8		932.7	673.6	636.5
LIFO (income) expense	(0.2)		(0.2)	6.9	6.9
Stock option expense	51.5		59.7	34.7	42.9
Property impairment charges	34.9		78.9	26.4	70.4
Equity in earnings of unconsolidated affiliates, net	(23.0)		(15.8)	(14.0)	(6.8)

Adjusted EBITDA	$2,504.7		$2,306.9	$1,807.0	$1,609.2

Total debt at September 9, 2006	$5,947.0
Less cash and equivalents in excess of $75.0 at September 9, 2006	257.1

Adjusted Debt	$5,689.9

Adjusted EBITDA as a multiple of interest expense	6.28	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x

Adjusted Debt to Adjusted EBITDA	2.27	x
Maximum Adjusted Debt to Adjusted
EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters September 9, 2006	A Year Ended December 31, 2005	B 36 Weeks Ended September 9, 2006	C 36 Weeks Ended September 10, 2005
Net cash flow from operating activities	$2,047.2	$1,881.0	$1,453.6	$1,287.4
Add (subtract):
Income taxes	336.8	287.9	242.2	193.3
Interest expense	398.9	402.6	274.6	278.3
Deferred income taxes	148.9	215.9	—	67.0
Net pension expense	(90.4)	(115.6)	(55.1)	(80.3)
Accrued claims and other liabilities	(61.2)	(44.1)	(49.4)	(32.3)
(Loss) gain on property retirements and lease exit costs	(12.7)	(13.6)	14.0	13.1
Changes in working capital items	(277.1)	(310.9)	(82.9)	(116.7)
Other	14.3	3.7	10.0	(0.6)

Adjusted EBITDA	$2,504.7	$2,306.9	$1,807.0	$1,609.2

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	36 Weeks		Forecasted Range Fiscal 2006*
	2006	2005
Net cash flow from operating activities	$1,453.6	$1,287.4	$2,150.0	$2,250.0
Net cash flow used by investing activities	(1,097.6)	(835.7)	(1,750.0)	(1,650.0)

Free cash flow	$356.0	$451.7	$400.0	$600.0

*	Excludes $58.5 of interest earned on the favorable income tax settlement, net of tax.

TABLE 5: SAME-STORE SALES INCREASES

	Third Quarter 2006
	Comparable- Store Sales Increases	Identical- Store Sales Increases*
As reported	5.3%	5.0%
Excluding fuel sales	4.0%	3.7%

*	Excludes replacement stores